Exhibit 99.1

NEWS RELEASE

Rockwood Reports First Quarter 2013 Results

Quarter Highlights

•                  Adjusted EBITDA - $168 million versus $235 million primarily attributable to weak TiO2 Pigments performance

•                  Adjusted EPS - $0.68 per share versus $1.23 per share

Princeton, New Jersey; April 30, 2013 — Rockwood Holdings, Inc. (NYSE: ROC) today reported net income of $18.9 million, or $0.24 per share for the first quarter of 2013, which included other net charges of $35.5 million, as compared to $75.8 million, or $0.94 per share for the same period in the prior year, which included other net charges of $22.9 million.

Excluding these other net charges, adjusted net income was $54.4 million, or $0.68 per share, in the first quarter of 2013 compared to $98.7 million, or $1.23 per share, for the same period in the prior year.  Quarter on quarter performance was down on weak results from Titanium Dioxide (TiO2) Pigments, and to a lesser extent, Performance Additives, which was slightly offset by improved results from Lithium and the Advanced Ceramics medical business.

Free cash flow improved to $(5.5) million in the first quarter of 2013 from $(18.7) million for the same period in the prior year largely driven by reduced working capital needs and lower capital expenditures.  Additionally, we used excess cash on hand to prepay debt ($512.4 million), purchase the 39% interest of our TiO2 Pigments venture owned by Kemira ($130.3 million), buy back shares of our common stock ($89.4 million) and pay our quarterly dividends on our common stock ($31.1 million).

Table 1: First Quarter 2013 Financial Highlights

			% Change
				Constant
($ in millions; except per share amounts)	Q1 2013	Q1 2012	Total	Currency
Net sales	$934.6	$909.5	2.8%	2.7%
Adjusted EBITDA	168.2	234.9	(28.4)%	(28.5)%
Net income	18.9	75.8	(75.1)%
Diluted EPS	0.24	0.94	(74.5)%
Net income - as adjusted	54.4	98.7	(44.9)%
Diluted EPS - as adjusted	0.68	1.23	(44.7)%
Cash flow provided by operating activities	48.8	45.7	6.8%
Capital expenditures, net	67.6	74.2	(8.9)%
Free cash flow	(5.5)	(18.7)	70.6%

Seifi Ghasemi, Chairman and Chief Executive Officer, commented, “Our Adjusted EBITDA result for the quarter, when excluding TiO2 pigments, was slightly ahead of last year and delivered a margin of 24%, aided by steady performance from our Lithium, Surface Treatment and Advanced Ceramics businesses. While the Performance Additives business was down from the prior year, we believe it should benefit over the course of 2013 given improving signs from U.S. remodeling and construction activities. Our overall first quarter Adjusted EBITDA results were negatively impacted by continued poor TiO2 pigments performance, which we expect to trough during the second quarter before turning profitable in the latter half of 2013.”

Business Segment Review

First quarter net sales and Adjusted EBITDA results, as compared with the same period a year ago, are summarized below:

Table 2: Net Sales

			% Change
				Constant
($ in millions)	Q1 2013	Q1 2012	Total	Currency (a)
Lithium	$118.5	$114.7	3.3%	4.2%
Surface Treatment	184.5	188.6	(2.2)%	(1.5)%
Performance Additives	177.1	196.5	(9.9)%	(9.8)%
Titanium Dioxide Pigments	273.1	225.1	21.3%	20.7%
Advanced Ceramics	142.9	144.6	(1.2)%	(1.7)%
Corporate and other	38.5	40.0	(3.8)%	(4.5)%
Total	$934.6	$909.5	2.8%	2.7%

Table 3: Adjusted EBITDA

			% Change
				Constant
($ in millions)	Q1 2013	Q1 2012	Total	Currency (a)
Lithium	$46.9	$44.4	5.6%	5.4%
Surface Treatment	39.5	39.7	(0.5)%	(0.3)%
Performance Additives	35.8	38.8	(7.7)%	(7.5)%
Titanium Dioxide Pigments	8.6	75.6	(88.6)%	(88.6)%
Advanced Ceramics	46.5	46.3	0.4%	(0.2)%
Corporate and other	(9.1)	(9.9)	8.1%	7.1%
Total	$168.2	$234.9	(28.4)%	(28.5)%

(a) The constant currency effect is the translation impact of the change in the average rate of exchange of another currency to the U.S. dollar for the applicable period as compared to the preceding period. The impact primarily relates to the conversion of the Euro to the U.S. dollar. For the three months ended March 31, 2013 and 2012, the average rate of exchange of the Euro to the U.S. dollar is $1.3199 and $1.3121, respectively.  For further details, see Appendix Table A-1.

First Quarter Segment Drivers

Lithium: Net Sales and Adjusted EBITDA increased 3.3% and 5.6%, respectively.

•                  Net sales and Adjusted EBITDA increased primarily from increased selling prices for most product lines, as well as higher volumes of potash. This was partially offset by lower volumes of battery products, and, to a lesser extent, butyllithium applications.

Surface Treatment: Net Sales and Adjusted EBITDA decreased 2.2% and 0.5%, respectively.

•                  Net sales decreased primarily due to lower volumes in Europe driven by general industrial, coil and cold forming applications. This was partially offset by higher selling prices in Europe and in the U.S. and increased volumes of automotive OEM and aerospace applications.

•                  Adjusted EBITDA was flat as the impact of lower volumes was offset by higher selling prices.

Performance Additives: Net Sales and Adjusted EBITDA decreased 9.9% and 7.7%, respectively.

•                  Net sales and Adjusted EBITDA decreased primarily due to lower volumes from North American oil and natural gas drilling, coatings applications, as well as construction in Europe.

Titanium Dioxide Pigments: Net Sales increased 21.3%, while Adjusted EBITDA decreased 88.6%.

•                  Net sales increased from higher volumes, driven in large part by the acquisition of certain assets of crenox GmbH in July 2012. This was partially offset by lower selling prices.

•                  Adjusted EBITDA decreased primarily from lower selling prices, lower fixed cost absorption related to lower production levels to reduce inventory, and higher raw material costs (primarily slag and ilmenite).

Advanced Ceramics: Net Sales decreased 1.2%, while Adjusted EBITDA increased 0.4%.

•                  Net sales decreased slightly primarily from lower volumes in most applications, partially offset by higher volumes of medical ceramics.

•                  Adjusted EBITDA increased slightly primarily from higher volumes of medical ceramics.

Corporate and other: Net Sales decreased 3.8% and Adjusted loss before interest, taxes, depreciation and amortization decreased 8.1%.

•                  Net sales decreased primarily from lower volumes in our metal sulfides business.

•                  Adjusted loss before interest, taxes, depreciation and amortization decreased primarily from lower variable compensation costs.

Outlook

Commenting on the outlook, Mr. Ghasemi said, “In spite of a slow start to the year due to continued weak global economic conditions, we expect all of our businesses, with the exception of TiO2 Pigments, to show improved year on year Adjusted EBITDA results, particularly during the second half of 2013. We also remain very focused on optimizing free cash flows and prudent capital allocation strategies, including an expected return of capital to shareholders through dividends and share repurchases and reinvestment in our core businesses, such as growth projects for the expansion of our lithium carbonate capacity in Chile and our manufacturing facilities in Germany for the production of ceramic hip joints.”

Conference Call and Webcast

On Tuesday, April 30, 2013 at 11:00 am EST, Rockwood Holdings plans to host its conference call and webcast to discuss these results.

To access this conference call, the dial-in number in the U.S. is (800) 230-1059, and the international dial-in number is (612) 234-9959. No access code is needed for either call. A listen-only, live webcast of the conference call will also be available at www.rocksp.com. Materials for the call, including the earnings release and presentation, will be available for download on the company’s website on the morning of the call.  For persons unable to listen to the live conference call or webcast, a webcast replay of the call will be available on Rockwood’s website.

Contact:	Nahla A. Azmy
nazmy@rocksp.com
Phone: 609-524-1109

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,300 people and annual net sales of $3.5 billion in 2012. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures,” such as, a discussion of Adjusted EBITDA, free cash flow and net income/diluted earnings per share excluding certain items. Adjusted EBITDA is not intended to be an alternative to net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the Company’s senior secured credit agreement as a basis and reflects management’s interpretations thereof.  Adjusted EBITDA, which is referred to under the senior secured credit agreement as “Consolidated EBITDA,” is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales.  We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options and restricted stock units vest (as such bonuses, options and restricted stock units are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with our debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of net income attributable to Rockwood Holdings, Inc. shareholders to Adjusted EBITDA is contained in this press release. We strongly urge you to review the reconciliation. In addition, we discuss sales growth in terms of nominal (actual) and net change (nominal less constant currency impacts).

Free cash flow is not intended to be an alternative to cash flows from operating activities as a measure of liquidity. Our presentation of free cash flow is defined as net cash from operating activities of continuing operations, less capital expenditures, net of proceeds from government grants received, and other items (including, among others, the cash impact of adjustments made to Adjusted EBITDA under our senior secured credit agreement). Management believes that free cash flow is meaningful to investors because it provides an additional measure of liquidity. However, a limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may provide investors a comparable view of our performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities of continuing operations, with free cash flow within its earnings release and by providing a reconciliation that shows and describes the adjustments made. A reconciliation of net cash provided by operating activities of continuing operations to free cash flow is provided in the accompanying tables.

Neither net income excluding certain items nor diluted earnings per share excluding certain items is intended to be an alternative for net income or diluted earnings per share. Management believes that net income and diluted earnings per share excluding certain items is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Reconciliations of these non-GAAP financial measures are included herein. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

###

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements.  Words such as “may,” “will,” “should,” “could,” “likely,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “predicts” and “outlook” and similar words and expressions are intended to identify forward-looking statements. Examples of our forward-looking statements include, among others, statements relating to our outlook, our future operating results on a segment basis, our future Adjusted EBITDA and free cash flows, our share repurchase plans and our strategic initiatives.  Although they reflect Rockwood’s current expectations, they involve a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied, and not guarantees of future performance.  These risks, uncertainties and other factors include, without limitation, Rockwood’s business strategy; changes in general economic conditions in North America and Europe and in other locations in which Rockwood currently does business; competitive pricing or product development activities affecting demand for Rockwood’s products; technological changes affecting production of Rockwood’s materials; fluctuations in interest rates, exchange rates and currency values; availability and pricing of raw materials; governmental and environmental regulations and changes in those regulations; fluctuations in energy prices; changes in the end-use markets in which Rockwood’s products are sold; hazards associated with chemicals manufacturing; Rockwood’s ability to access capital markets; Rockwood’s high level of indebtedness; risks associated with competition and the introduction of new competing products, especially from the Asia-Pacific region; risks associated with international sales and operations; risks associated with information securities and the risks, uncertainties and other factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Rockwood’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with or furnished to the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	Three months ended
	March 31,
	2013	2012
Net sales	$934.6	$909.5
Cost of products sold	660.8	566.7
Gross profit	273.8	342.8

Selling, general and administrative expenses	180.0	177.1
Restructuring and other severance costs	7.1	14.2
Operating income	86.7	151.5

Other expenses, net:
Interest expense, net (a)	(29.0)	(20.5)
Loss on early extinguishment/modification of debt	(17.6)	(9.7)
Foreign exchange loss on financing activities, net	(15.3)	(1.0)
Other, net	0.1	—
Other expenses, net	(61.8)	(31.2)

Income before taxes	24.9	120.3
Income tax provision	8.0	30.6
Net income	16.9	89.7
Net loss (income) attributable to noncontrolling interest	2.0	(13.9)
Net income attributable to Rockwood Holdings, Inc. shareholders	$18.9	$75.8

Basic earnings per share attributable to Rockwood Holdings, Inc. shareholders	$0.24	$0.98

Diluted earnings per share attributable to Rockwood Holdings, Inc. shareholders	$0.24	$0.94

Dividends declared per share of common stock	$0.40	$—

Weighted average number of basic shares outstanding	78,530	77,384
Weighted average number of diluted shares outstanding	80,088	80,315

(a) Interest expense, net includes:
Interest expense on debt, net	$(27.3)	$(18.8)
Mark-to-market gains (losses) on interest rate swaps	0.9	(0.4)
Deferred financing costs	(2.6)	(1.3)
Total	$(29.0)	$(20.5)

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$491.1	$1,273.6
Accounts receivable, net	553.1	474.3
Inventories	813.2	822.9
Deferred income taxes	11.6	10.6
Prepaid expenses and other current assets	80.8	85.1
Total current assets	1,949.8	2,666.5
Property, plant and equipment, net	1,686.8	1,715.4
Goodwill	841.2	864.8
Other intangible assets, net	419.4	445.8
Deferred financing costs, net	31.1	51.7
Deferred income taxes	175.7	171.8
Other assets	66.1	57.7
Total assets	$5,170.1	$5,973.7
LIABILITIES
Current liabilities:
Accounts payable	$225.3	$233.3
Income taxes payable	28.6	33.1
Accrued compensation	111.2	105.5
Accrued expenses and other current liabilities	173.3	152.0
Deferred income taxes	5.3	3.6
Long-term debt, current portion	43.2	553.7
Total current liabilities	586.9	1,081.2
Long-term debt	2,178.8	2,198.1
Pension and related liabilities	558.6	576.6
Deferred income taxes	74.0	72.0
Other liabilities	119.1	123.6
Total liabilities	3,517.4	4,051.5
Restricted stock units	16.2	12.5
EQUITY
Rockwood Holdings, Inc. stockholders’ equity:
Common stock ($0.01 par value, 400,000 shares authorized, 79,219 shares issued and 77,671 shares outstanding at March 31, 2013; 400,000 shares authorized, 78,560 shares issued and 78,466 shares outstanding at December 31, 2012)	0.8	0.8
Paid-in capital	1,242.3	1,243.1
Accumulated other comprehensive loss	(88.0)	(14.3)
Retained earnings	415.7	428.4
Treasury stock, at cost (1,548 shares and 94 shares, respectively)	(90.8)	(1.4)
Total Rockwood Holdings, Inc. stockholders’ equity	1,480.0	1,656.6
Noncontrolling interest	156.5	253.1
Total equity	1,636.5	1,909.7
Total liabilities and equity	$5,170.1	$5,973.7

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

(Unaudited)

	Three months ended
	March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16.9	$89.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67.0	65.8
Deferred financing costs amortization	2.6	1.3
Loss on early extinguishment/modification of debt	17.6	9.7
Foreign exchange loss on financing activities, net	15.3	1.0
Fair value adjustment of derivatives	(0.9)	0.4
Stock-based compensation	3.3	2.9
Deferred income taxes	(2.5)	5.1
Restructuring and other	0.1	11.4
Excess tax benefits from stock-based payment arrangements	(1.4)	(0.7)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	(91.5)	(71.6)
Inventories	(9.1)	(93.9)
Prepaid expenses and other assets	(10.2)	(3.0)
Accounts payable	8.5	(4.2)
Income taxes payable	(2.2)	16.3
Accrued expenses and other liabilities	35.3	17.4
Net cash provided by operating activities of continuing operations	48.8	47.6
Net cash used in operating activities of discontinued operations	—	(1.9)
Net cash provided by operating activities	48.8	45.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net (a)	(67.6)	(74.2)
Acquisitions	—	(0.2)
Proceeds on sale of assets	0.2	1.3
Net cash used in investing activities	(67.4)	(73.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of fees	4.7	4.5
Excess tax benefits from stock-based payment arrangements	1.4	0.7
Payments of long-term debt	(526.7)	(539.7)
Proceeds from long term debt	6.5	355.1
Deferred financing costs	—	(7.7)
Fees related to early extinguishment/modification of debt	(0.6)	(6.7)
Purchase of noncontrolling interest	(130.3)	—
Distributions to noncontrolling shareholders	(0.1)	—
Dividend distributions to shareholders	(31.1)	—
Share repurchases	(89.4)	—
Net cash used in financing activities	(765.6)	(193.8)
Effect of exchange rate changes on cash and cash equivalents	1.7	(2.4)
Net decrease in cash and cash equivalents	(782.5)	(223.6)
Cash and cash equivalents of continuing operations, beginning of period	1,273.6	321.5
Cash and cash equivalents of continuing operations, end of period	$491.1	$97.9

Supplemental disclosures of cash flow information:
Interest paid	$14.2	$25.6
Income taxes paid, net of refunds	12.7	9.2
Non-cash investing activities:
Acquisition of capital equipment included in accounts payable	12.5	19.5

(a) Net of government grants of $1.5 million and $4.3 million for the three months ended March 31, 2013 and 2012, respectively.

Appendix Table A-1: Segment Net Sales and Adjusted EBITDA

	Three Months Ended				Constant	Constant Currency Basis
	March 31,		Total	Total	Currency	Net	Net
($ in millions)	2013	2012	Change in $	Change in %	Effect in $ (a)	Change in $	Change in %
Net Sales:
Lithium	$118.5	$114.7	$3.8	3.3%	$(1.0)	$4.8	4.2%
Surface Treatment	184.5	188.6	(4.1)	(2.2)	(1.2)	(2.9)	(1.5)
Performance Additives	177.1	196.5	(19.4)	(9.9)	(0.2)	(19.2)	(9.8)
Titanium Dioxide Pigments	273.1	225.1	48.0	21.3	1.5	46.5	20.7
Advanced Ceramics	142.9	144.6	(1.7)	(1.2)	0.7	(2.4)	(1.7)
Corporate and other (b)	38.5	40.0	(1.5)	(3.8)	0.3	(1.8)	(4.5)
Total	$934.6	$909.5	$25.1	2.8%	$0.1	$25.0	2.7%

	Three Months Ended				Constant	Constant Currency Basis
	March 31,		Total	Total	Currency	Net	Net
($ in millions)	2013	2012	Change in $	Change in %	Effect in $ (a)	Change in $	Change in %
Adjusted EBITDA:
Lithium	$46.9	$44.4	$2.5	5.6%	$0.1	$2.4	5.4%
Surface Treatment	39.5	39.7	(0.2)	(0.5)	(0.1)	(0.1)	(0.3)
Performance Additives	35.8	38.8	(3.0)	(7.7)	(0.1)	(2.9)	(7.5)
Titanium Dioxide Pigments	8.6	75.6	(67.0)	(88.6)	—	(67.0)	(88.6)
Advanced Ceramics	46.5	46.3	0.2	0.4	0.3	(0.1)	(0.2)
Corporate and other (b)	(9.1)	(9.9)	0.8	8.1	0.1	0.7	7.1
Total	$168.2	$234.9	$(66.7)	(28.4)%	$0.3	$(67.0)	(28.5)%

(a) The constant currency effect is the translation impact of the change in the average rate of exchange of another currency to the U.S. dollar for the applicable period as compared to the preceding period. The impact primarily relates to the conversion of the Euro to the U.S. dollar. For the three months ended March 31, 2013 and 2012, the average rate of exchange of the Euro to the U.S. dollar is $1.3199 and $1.3121, respectively.

(b) Corporate and other includes the results of operations of the metal sulfides business, rubber/thermoplastics compounding business and the wafer reclaim business, as well as the costs of operating the Company’s corporate offices.

Appendix Table A-2: Reconciliation of Income (Loss) from Operations before Taxes to Adjusted EBITDA by Segment

				Titanium
		Surface	Performance	Dioxide
($ in millions)	Lithium	Treatment	Additives	Pigments
Three months ended March 31, 2013

Income (loss) before taxes	$30.4	$27.2	$19.1	$(33.3)
Interest expense, net	0.7	3.0	1.4	5.9
Depreciation and amortization	11.1	7.9	14.4	18.2
Restructuring and other severance costs	3.9	2.2	0.6	0.3
Systems/organization establishment expenses (income)	0.1	0.6	—	(0.1)
Acquisition and disposal costs	0.1	—	0.1	—
Loss on early extinguishment/modification of debt	—	—	—	17.6
Foreign exchange loss (gain) on financing activities, net	0.6	(1.9)	0.1	—
Other	—	0.5	0.1	—
Total Adjusted EBITDA	$46.9	$39.5	$35.8	$8.6

	Advanced	Corporate and
($ in millions)	Ceramics	other	Consolidated
Three months ended March 31, 2013

Income (loss) before taxes	$29.4	$(47.9)	$24.9
Interest expense, net	3.6	14.4	29.0
Depreciation and amortization	13.1	2.3	67.0
Restructuring and other severance costs	0.1	—	7.1
Systems/organization establishment expenses (income)	—	—	0.6
Acquisition and disposal costs	0.2	5.7	6.1
Loss on early extinguishment/modification of debt	—	—	17.6
Foreign exchange loss (gain) on financing activities, net	0.1	16.4	15.3
Other	—	—	0.6
Total Adjusted EBITDA	$46.5	$(9.1)	$168.2

				Titanium
		Surface	Performance	Dioxide
($ in millions)	Lithium	Treatment	Additives	Pigments
Three months ended March 31, 2012

Income (loss) before taxes	$16.0	$22.7	$18.5	$53.6
Interest expense, net	1.0	5.2	2.2	1.9
Depreciation and amortization	10.7	7.9	15.1	17.3
Restructuring and other severance costs	11.3	0.8	2.0	—
Systems/organization establishment expenses	—	—	0.1	1.5
Loss on early extinguishment/modification of debt	2.2	3.0	0.9	—
Foreign exchange loss (gain) on financing activities, net	3.2	—	—	—
Other	—	0.1	—	1.3
Total Adjusted EBITDA	$44.4	$39.7	$38.8	$75.6

	Advanced	Corporate and
($ in millions)	Ceramics	other	Consolidated
Three months ended March 31, 2012

Income (loss) before taxes	$28.6	$(19.1)	$120.3
Interest expense, net	4.6	5.6	20.5
Depreciation and amortization	12.8	2.0	65.8
Restructuring and other severance costs	—	0.1	14.2
Systems/organization establishment expenses	—	—	1.6
Loss on early extinguishment/modification of debt	0.7	2.9	9.7
Foreign exchange loss (gain) on financing activities, net	(0.5)	(1.7)	1.0
Other	0.1	0.3	1.8
Total Adjusted EBITDA	$46.3	$(9.9)	$234.9

Appendix Table A-3: Consolidated Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended
	March 31,
($ in millions)	2013	2012
Net income attributable to Rockwood Holdings, Inc. shareholders	$18.9	$75.8
Net (loss) income attributable to noncontrolling interest	(2.0)	13.9
Net income	16.9	89.7
Income tax provision	8.0	30.6
Income before taxes	24.9	120.3
Interest expense, net	29.0	20.5
Depreciation and amortization	67.0	65.8
Restructuring and other severance costs	7.1	14.2
Systems/organization establishment expenses	0.6	1.6
Acquisition and disposal costs	6.1	—
Loss on early extinguishment/modification of debt	17.6	9.7
Foreign exchange loss on financing activities, net	15.3	1.0
Other	0.6	1.8
Total Adjusted EBITDA	$168.2	$234.9

Appendix Table A-4: Reconciliation of Net Cash Provided by Operating Activities of Continuing Operations to Adjusted EBITDA

	Three months ended
	March 31,
($ in millions)	2013	2012
Net cash provided by operating activities of continuing operations	$48.8	$47.6
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions	67.2	125.5
Current portion of income tax provision	10.5	25.5
Interest expense, net, excluding amortization of deferred financing costs and unrealized losses/gains on derivatives	27.3	18.8
Restructuring and other severance costs	7.1	14.2
Systems/organization establishment expenses	0.6	1.6
Acquisition and disposal costs	6.1	—
Other	0.6	1.7
Total Adjusted EBITDA	$168.2	$234.9

Appendix Table A-5: Reconciliation of Net Cash Provided by Operating Activities of Continuing Operations to Free Cash Flow

	Three months ended
	March 31,
($ in millions)	2013	2012
Net cash provided by operating activities of continuing operations	$48.8	$47.6
Capital expenditures, net of government grants received	(67.6)	(74.2)
Restructuring charges	5.7	3.8
Interest rate swap termination payment	3.7	—
Excess tax benefit from stock-based payment arrangements	1.4	0.7
Other (a)	2.5	3.4
Free Cash Flow	$(5.5)	$(18.7)

(a)         Represents the cash impact of adjustments made to EBITDA under our senior secured credit agreement.

Appendix Table A-6: Consolidated Reconciliation of Net Income/Diluted Earnings Per Share as Reported to Net Income/Diluted Earnings Per Share as Adjusted

	Three Months Ended		Three Months Ended
	March 31, 2013		March 31, 2012
($ in millions, except per share amounts; shares in thousands)	Net Income	Diluted EPS	Net Income	Diluted EPS
As reported	$18.9	$0.24	$75.8	$0.94

Adjustments to expenses:
Loss on early extinguishment/modification of debt	12.1	0.15	7.9	0.10
Foreign exchange loss on financing activities, net	10.2	0.13	0.9	0.01
Restructuring and other severance costs	5.4	0.07	12.2	0.15
Acquisition and disposal costs	5.0	0.06	—	—
Impact of tax related items	2.3	0.03	—	—
Systems/organization establishment expenses	0.4	—	0.5	0.01
Other	0.1	—	1.4	0.02
Total adjustments (a)	35.5	0.44	22.9	0.29

As adjusted	$54.4	$0.68	$98.7	$1.23

Weighted average number of diluted shares outstanding		80,088		80,315

(a) The tax effects of the adjustments are benefits of $12.4 million and $5.8 million for the three months ended March 31, 2013 and 2012, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred, adjusted for the impact of certain valuation allowances.

Appendix Table A-7: Reconciliation of Segment Net Sales, Adjusted EBITDA and Adjusted EBITDA Margin Excluding Titanium Dioxide Pigments

	Three Months Ended March 31, 2013
		Adjusted
($ in millions)	Net sales	EBITDA	% of sales
Lithium	$118.5	$46.9	39.6%
Surface Treatment	184.5	39.5	21.4
Performance Additives	177.1	35.8	20.2
Advanced Ceramics	142.9	46.5	32.5
Corporate and other (b)	38.5	(9.1)
Rockwood excluding Titanium Dioxide Pigments	661.5	159.6	24.1
Titanium Dioxide Pigments	273.1	8.6	3.1
Total Rockwood	$934.6	$168.2	18.0%